                                             As Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-37960

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 21, 2000)

                             VIROPHARMA INCORPORATED

                                  $180,000,000

                 6% CONVERTIBLE SUBORDINATED NOTES DUE 2007 AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     This prospectus supplement relates to the resale by holders of our 6% convertible subordinated notes due March 1, 2007 and the shares of common stock issuable upon the conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus dated August 21, 2000 which is to be delivered with this prospectus supplement.

     The information appearing in the table below, as of the date hereof, supplements and supersedes in part the information in the table appearing under the heading "Selling Securityholders" in the prospectus:

                                          Principal Amount of
                                          Notes Beneficially                           Number of Shares     Percentage of
                                               Owned and            Percentage of       of That May be       Common Stock
                 Name                       Offered Hereby        Notes Outstanding        Sold(1)          Outstanding(2)

CFFX, LLC                                      6,000,000                 3.3                54,970                *
JMG Triton Offshore Fund Ltd.                  1,300,000                  *                 11,102                *
Southport Management
   Partners L.P.                                 400,000                  *                  3,664                *
Southport Partners,
   International, Ltd.                           470,000                  *                  4,306                *
Zurich HFR Master Hedge Fund
   Index Ltd.                                     50,000                  *                    458                *
Lyxar Master Fund                              3,500,000                 1.9                32,065                *
Morgan Stanley Dean Witter                    15,000,000                 8.3               137,425                *
Peoples Benefit Life insurance
   Company (Teamsters Separate
   Account)                                    1,800,000                 1.0                16,491                *
LLT Ltd.                                          80,000                  *                    732                *

Any other holder of Notes or future
   transferee, pledgee, donee or
   successor of any holder (3)(4)             42,135,000                23.4               322,630               2.1
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* Less than 1%.

(1) Assumes conversion of all of the holder's notes at a conversion price of $109.15 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes--Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 15,184,541 shares of common stock outstanding as of August 1, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3) Information about other selling security holders will be set forth in subsequent prospectus supplements, if required.

(4) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.


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INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.


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The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is August 28, 2000